As filed with the U.S. Securities and Exchange Commission on January 7, 2025

Registration No. 333–

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

Lipella Pharmaceuticals Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-2388040
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Lipella Pharmaceuticals Inc.
7800 Susquehanna St., Suite 505
Pittsburgh, PA 15208
(412) 894-1853
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan Kaufman
Chief Executive Officer
7800 Susquehanna St., Suite 505
Pittsburgh, PA 15208
(412) 894-1853
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

David E. Danovitch, Esq.	Avital Perlman, Esq.
Michael DeDonato, Esq. Hermione M. Krumm, Esq.	Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas
Sullivan & Worcester LLP	New York, NY 10036
1251 Avenue of the Americas	(212) 930-9700
New York, NY 10020
(212) 660-3060

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 7, 2025

Up to 972,151 Shares of Common Stock
Issuable Upon Conversion of Shares of Series B Preferred Stock

Up to 303,041 Shares of Common Stock
Issuable Upon Conversion of Shares of Series C Preferred Stock

Up to 97,216 Shares of Common Stock
Issuable Upon Exercise of Placement Agent Warrants

Lipella Pharmaceuticals Inc.

This prospectus relates to the offer and resale of up to an aggregate of 1,372,408 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Lipella Pharmaceuticals Inc. (the “Company”, “Lipella”, “we”, “us” or “our”), which consists of: (i) 972,151 shares of Common Stock (the “Series B Conversion Shares”) issuable upon conversion of the Company’s Series B non-voting convertible preferred stock, $0.0001 par value per share (the “Series B Preferred Stock”), issued to certain investors (“Investors”) issued pursuant to subscription agreements between the Company and the Investors in connection with (x) an initial closing that occurred on December 23, 2024 (the “Initial Closing”) and (y) a second closing that occurred on December 31, 2024 (the “Second Closing”) of a best efforts private offering by the Company (the “Offering”) of up to $6,000,000 of shares of Series B Preferred Stock (the “Offering”); (ii) an aggregate of 303,041 shares of Common Stock (the “Series C Conversion Shares”, and together with the Series B Conversion Shares, the “Conversion Shares”) issuable upon conversion of the Company’s Series C voting convertible preferred stock, $0.0001 par value per share (the “Series C Preferred Stock”), issued to Spartan Capital Securities, LLC (“Spartan” or the “Placement Agent”) and its designee in connection with the Initial Closing and the Second Closing; and (iii) 97,216 shares of Common Stock (the “Placement Agent Warrant Shares”, and together with the Conversion Shares, the “Shares”) issuable upon exercise of Common Stock purchase warrants (the “Placement Agent Warrants”) issued to Spartan in connection with the Initial Closing and the Second Closing.

The shares of Series B Preferred Stock, shares of Series C Preferred Stock, Series B Conversion Shares, Series C Conversion Shares, the Placement Agent Warrants and the Placement Agent Warrant Shares are collectively referred to herein as the “Securities.” The holders of the Securities are each referred to herein as a “Selling Stockholder” and collectively as the “Selling Stockholders”.

The shares of Series B Preferred Stock, shares of Series C Preferred Stock and the Placement Agent Warrants were each issued to the applicable Selling Stockholders in connection with private placement offerings pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder. For additional information regarding the issuance of the Securities, see “Private Placement” beginning on page 9.

This prospectus also covers any additional shares of Common Stock that may become issuable upon any standard adjustment pursuant to the terms of the Certificate of Designation of Preferences, Rights and Limitations of Series B Non-Voting Convertible Preferred Stock (the “Series B Certificate of Designation”), the Certificate of Designation of Preferences, Rights and Limitations of Series C Voting Convertible Preferred Stock (the “Series C Certificate of Designation”) or the Placement Agent Warrants by reason of stock splits, stock dividends and other events described therein.

The Shares will be resold from time to time by the Selling Stockholders listed in the section titled “Selling Stockholders” beginning on page 12.

The Selling Stockholders, or their respective transferees, pledgees, donees or other successors-in-interest, may sell the Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may sell any, all or none of the Shares offered by this prospectus, and we do not know when or in what amount the Selling Stockholders may sell their Shares hereunder following the effective date of this registration statement. We provide more information about how Selling Stockholders may sell their Shares in the section titled “Plan of Distribution” on page 24.

We are registering the Shares on behalf of the Selling Stockholders, to be offered and sold by them from time to time. While we will not receive any proceeds from the sale of the Shares by the Selling Stockholders in the offering described in this prospectus, we will receive $1.00 per share upon the cash exercise of the Placement Agent Warrants, and upon full cash exercise thereof for all 97,216 Placement Agent Warrant Shares, we will receive aggregate gross proceeds of $97,216. However, we cannot predict when and in what amounts or if the Placement Agent Warrants will be exercised, and it is possible that the Placement Agent Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We have agreed to bear all of the expenses incurred in connection with the registration of the Shares. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Shares.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “LIPO.” The last reported sales prices of our Common Stock on the Nasdaq Capital Market on January 6, 2025 was $3.57 per share.

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements for this and future filings.

This offering will terminate on the earlier of (i) the date when all of the Shares registered hereunder have been sold pursuant to this prospectus or Rule 144 under the Securities Act, and (ii) the date on which all of the Shares may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, unless we terminate it earlier.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 5 and in the documents which are incorporated by reference herein to read about factors you should consider before investing in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2025.

i

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Stockholders may offer from time to time up to 1,372,408 Shares. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the Shares offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the Shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of Shares pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

On November 7, 2024, we effected a one-for-eight reverse stock split (the “Reverse Stock Split”) of all of our outstanding shares of Common Stock. Unless the context expressly indicates otherwise, all references to share and per share amounts referred to herein reflect the amounts after giving effect to the Reverse Stock Split.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our Common Stock. You should carefully read this entire prospectus, and our other filings with the SEC, including the following sections, which are either included herein and/or incorporated by reference herein, “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements incorporated by reference herein before making a decision about whether to invest in our Common Stock. All references to “we,” “us,” “our,” and the “Company” refer to Lipella Pharmaceuticals Inc., unless we specifically state otherwise or the context indicates otherwise.

Company Overview

We are a clinical-stage biotechnology company focused on developing new drugs by reformulating the active agents in existing generic drugs and optimizing these reformulations for new applications. We believe that this strategy combines many of the cost efficiencies and risk abatements derived from using existing generic drugs with potential patent protections for our proprietary formulations; this strategy allows us to expedite, protect, and monetize our product candidates. Additionally, we maintain a therapeutic focus on diseases with significant, unaddressed morbidity and mortality where no approved drug therapy currently exists. We believe that this focus can potentially help reduce the cost, time and risk associated with obtaining marketing approval.

LP-10 is the development name of our reformulation of tacrolimus (an approved generic active agent) specifically optimized for topical deposition to the internal surface of the urinary bladder lumen using a proprietary drug delivery platform that we have developed and that we refer to as our metastable liposome drug delivery platform (our “Platform”). We are developing LP-10 and our Platform to be, to our knowledge, the first drug candidate and drug delivery technology that could be successful in treating cancer survivors who acquire hemorrhagic cystitis. We have received U.S. Food and Drug Administration (“FDA”) “orphan drug” designation covering LP-10 and plan to apply for additional regulatory designations in the event we achieve qualifying results in clinical trials for LP-10.

The safety and efficacy of LP-10 was evaluated in a 13-subject, open-label, multi-center, dose-escalation, phase 2a clinical trial in patients experiencing complications associated with a rare but highly morbid disease called “radiation-induced hemorrhagic cystitis” or “radiation cystitis.” This phase 2a clinical trial commenced on February 15, 2021, and we reported the trial’s summary results in the first quarter of 2023. We met with the FDA in the fourth quarter of 2023 regarding the LP-10 clinical trial results, and on April 3, 2024, the FDA granted a Type C meeting request to discuss our proposed Phase-2b clinical trial design for the evaluation of LP-10. We have submitted to the FDA a full Phase 2b multi-center prospective double-blind placebo controlled trial that is ready to initiate.

There is currently no FDA approved drug therapy available for radiation cystitis patients, who are all cancer survivors who received pelvic radiation therapy to treat solid pelvic tumors, including prostate and ovarian cancers, and who are now dealing with therapy-associated complications, including urinary bleeding (a radiation cystitis symptom). LP-10’s active ingredient, tacrolimus, which has a well-known pharmacology and toxicology, addresses a reduction (or cessation) of uncontrolled urinary bleeding.

In the fourth quarter of 2023, we received IND approval from the FDA for LP-310, our product for the treatment of oral lichen planus (“OLP”). We have begun the clinical trial process for LP-310, and initiated the first clinical site in the second quarter of 2024. Three patients have completed the trial, and we expect topline results before the end of 2024. OLP is a chronic, T-cell-mediated, autoimmune oral mucosal disease, and LP-310 contains tacrolimus which inhibits T-lymphocyte activation. To date, upon review of relevant FDA public data resources on approved drugs and biologics, we are not aware of any other liposomal products developed to treat such disease.

In the first quarter of 2024, we received IND approval from the FDA for LP-410, our phase-1/2a product, for the treatment of oral graft-versus-host disease (“GVHD”). LP-410 is an oral rinse, similar to LP-310, but will have a different containment system. Hematopoietic cell transplantation (“HCT”) is used to treat a wide range of malignancies, hematologic and immune deficiency states, and autoimmune diseases. GVHD is a clinical syndrome where donor-derived immunocompetent T-cells react against patient tissues directly or through exaggerated inflammatory responses following HCT. We have developed LP-410 for the topical delivery directly to the mouth surface. LP-410 targets the underlying mechanisms of oral GVHD, potentially providing a safe and effective treatment option for affected individuals. We received “orphan drug” designation approval on November 11, 2023 for tacrolimus for the treatment of oral GVHD.

On November 21, 2024, we announced the completion of dosing for the first cohort in its multi-center Phase 2a clinical trial of LP-310, our liposomal-tacrolimus oral rinse being developed for the treatment of Oral Lichen Planus (OLP). We anticipate completing the two additional cohorts by mid-2025.

Since our inception in 2005, we have focused primarily on business planning and progressing our lead product candidates, including progressing LP-10 through clinical development, raising capital, organizing and staffing the Company.

Recent Developments

Offering and Spartan Agreements

The Company and Spartan entered into that certain (i) placement agent agreement, dated December 5, 2024 (the “Placement Agent Agreement”), and (ii) consulting agreement and advisory agreement, made as of December 5, 2024 (the “Consulting Agreement”), each as amended by that certain amendment to consulting agreement and placement agent agreement, made as of December 10, 2024, between the Company and Spartan (the “Amendment”, and collectively with the Placement Agent Agreement and Consulting Agreement, the “Spartan Agreements”), pursuant to which Spartan agreed to provide placement agent and consulting services in connection with the Offering and will receive certain compensation in consideration for such services, including, but not limited to, the Common Stock purchase warrants to purchase a number of shares of Common Stock equal to ten percent (10%) of the shares of Common Stock issuable upon conversion of the Series B Conversion Shares sold in each closing of the Offering (each, a “Closing”) and (ii) shares of Series C Preferred Stock to be issued on a pro rata basis at each Closing. For more information on the Spartan Agreements and the Offering, see the Current Reports on Form 8-K filed by the Company with the SEC on December 10, 2024, December 30, 2024 and January 6, 2025, including the exhibits filed therewith, as well as “Private Placement” on page 9 below.

Nasdaq Notifications

As previously disclosed, on April 17, 2024 and on August 21, 2024, the Company received letters from the Nasdaq Listing Qualifications staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) stating that it was not in compliance with Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”) and Nasdaq Listing Rule 5550(b)(1) (the “Stockholders’ Equity Requirement”), respectively. On October 16, 2024, the Company received a letter from the Staff stating that although the Company submitted a plan to regain compliance with the Stockholders’ Equity Requirement on October 4, 2024, the Common Stock would be delisted from the Nasdaq Capital Market unless such determination is appealed to a Nasdaq Hearings Panel (the “Panel”) by October 23, 2024. On October 17, 2024, the Company requested a hearing before the Panel to appeal such determination and the hearing occurred on December 12, 2024 (the “Hearing”). The Company presented in front of the Panel at the Hearing and is awaiting the Panel’s decision. While the decision is pending, the suspension of trading of the Common Stock on the Nasdaq Capital Market continues to be stayed.

Reverse Stock Split

On November 7, 2024, the Company effected the Reverse Stock Split, whereby every 8 shares of Common Stock before the Reverse Stock Split was consolidated into 1 share of Common Stock following the Reverse Stock Split. For more information on the Reverse Stock Split, please see the Current Report on Form 8-K filed by the Company with the SEC on November 7, 2024.

Cancelled Special Meeting

On December 6, 2024, the Company convened a special meeting of stockholders to approve the issuance of 20% or more of Common Stock in connection with a potential equity line of credit transaction, which was adjourned to December 20, 2024 and December 27, 2024 and was ultimately cancelled on December 27, 2024 due to the inability to obtain a quorum.

Corporate Information

We were incorporated under the laws of the state of Delaware in February 2005. Our principal executive offices are located at 7800 Susquehanna Street, Suite 505, Pittsburgh, PA 15208. Our telephone number is (412) 894-1853. We maintain an Internet website at www.lipella.com. The information contained therein or connected thereto shall not be deemed to be incorporated by reference into this prospectus.

When used herein, unless the context requires otherwise, references to “Lipella,” the “Company,” “we,” “our” and “us” refer to Lipella Pharmaceuticals Inc., a Delaware corporation.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of relief from certain reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include:

●       reduced obligations with respect to financial data;

●       an exception from compliance with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

●       reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

●       exemptions from the requirements of holding non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions for up to five years following our December 2022 initial public offering (our “IPO”) or such earlier time that we no longer qualify as an emerging growth company. We would cease to be an emerging growth company upon the earliest of:

●       the last day of the fiscal year on which we have $1.235 billion or more in annual revenue,

●       the date on which we become a “large accelerated filer” (i.e., as of our fiscal year end, the total market value of our common equity securities held by non-affiliates is $700 million or more as of June 30),

●       the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period, or

●       the last day of our fiscal year following the fifth anniversary of the date of the completion of our IPO. We may choose to take advantage of some but not all of these reduced reporting burdens.

In addition, under the JOBS Act, emerging growth companies can take advantage of an extended transition period and delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for private companies. If we were to subsequently elect instead to comply with public company effective dates, such election would be irrevocable pursuant to the JOBS Act.

Also, we are a “smaller reporting company” (and may continue to qualify as such even after we no longer qualify as an emerging growth company). For as long as we qualify as a “smaller reporting company,” we may provide reduced disclosure in the public filings that we make with the SEC than larger public companies, such as the inclusion of only two years of audited financial statements and only two years of management’s discussion and analysis of financial condition and results of operations disclosure.

As a result of qualifying as an emerging growth company and a smaller reporting company, to the extent we take advantage of the allowable reduced reporting burdens, the information that we provide to our stockholders may be different than what you might receive from other public reporting companies in which you hold equity interests.

 THE OFFERING

This prospectus relates to the offer and resale by the Selling Stockholders of up to an aggregate of 1,372,408 Shares issuable upon the conversion of the Series B Preferred Stock and Series C Preferred Stock and the exercise of the Placement Agent Warrants, as applicable. All of the Shares, if and when sold, will be sold by the Selling Stockholders. The Selling Stockholders may sell the Shares from time to time at prevailing market prices or at privately negotiated prices.

Series B Conversion Shares offered by the Selling Stockholders:	Up to 972,151 shares of Common Stock.

Series C Conversion Shares offered by the Selling Stockholders:	Up to 303,041 shares of Common Stock.

Placement Agent Warrant Shares offered by the Selling Stockholders:	Up to 97,216 shares of Common Stock.

Shares of Common Stock outstanding immediately prior to this offering:	1,208,919 shares of Common Stock(1)

Shares of Common Stock outstanding after completion of this offering (assuming full conversion of the shares of Series B Preferred Stock and Series C Preferred Stock, as well as full exercise of the Placement Agent Warrants, issued to the applicable Selling Stockholders):	2,581,327 shares of Common Stock (1)

Use of proceeds:	We will not receive any of the proceeds from any sale of the Shares by the Selling Stockholders. We may receive proceeds in the event that the Placement Agent Warrants are exercised for cash at their applicable exercise prices, which may result in aggregate gross proceeds of up to approximately $97,216 if the Placement Agent Warrants are fully exercised with cash. Any proceeds that we receive from the exercise of the Placement Agent Warrants will be used for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk factors:	An investment in the shares of Common Stock offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section on page 5 and other information in this prospectus for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Nasdaq symbol:	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “LIPO”.

(1)	Such shares of Common Stock outstanding excludes the following as of January 6, 2025: (i) 134,750 shares of Common Stock issuable upon options outstanding under the Company’s 2008 Stock Incentive Plan having an exercise price of $10.00 per share, all of which are fully exercisable, (ii) 226,875 shares of Common Stock issuable upon options outstanding under the Amended and Restated 2020 Stock Incentive Plan, having exercise prices ranging from $6.16 to $40.00 per share, with a weighted average exercise price of $19.74 per share, all of which are fully exercisable, and (iii) 214,177 shares of Common Stock issuable upon the exercise of fully exercisable warrants having exercise prices ranging from $6.20 to $40.00 per share, with a weighted average exercise price of $13.40 per share.

RISK FACTORS

Holding the shares of Common Stock offered under this prospectus involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus, any prospectus supplement and in the documents that we incorporate by reference herein before you decide to invest in our Common Stock. In particular, you should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in this prospectus, any prospectus supplement and our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 as well as of the documents incorporated by reference herein or therein. Investors are further advised that the risks described below may not be the only risks we face. Additional risks that we do not yet know of, or that we currently think are immaterial, may also negatively impact our business operations or financial results. Any of the risks and uncertainties set forth in this prospectus and in the documents incorporated by reference herein, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of our Common Stock.

Risks Related to the Resale of the Shares and Ownership of Our Common Stock

We will have broad discretion as to any proceeds that we receive from the cash exercise by any holder of the Placement Agent Warrants, and we may not use the proceeds effectively.

We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders pursuant to this prospectus. We may receive up to $97,216 in aggregate gross proceeds from cash exercises of the Placement Agent Warrants, based on the per share exercise price of the Placement Agent Warrants, and to the extent that we receive such proceeds, we intend to use such proceeds for working capital and general corporate purposes. We have considerable discretion in the application of such proceeds. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of such proceeds, which may be used for corporate purposes that do not improve our profitability or increase the price of our shares of Common Stock. Such proceeds may also be placed in investments that do not produce income or that lose value. The failure to use such funds by us effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

The Selling Stockholders may choose to sell the Shares at prices below the current market price.

The Selling Stockholders are not restricted as to the prices at which they may sell or otherwise dispose of the Shares covered by this prospectus. Sales or other dispositions of the Shares below the then-current market prices could adversely affect the market price of our Common Stock.

A large number of shares of Common Stock may be sold in the market following this offering and upon the SEC declaring this registration statement on Form S-3 effective, which may significantly depress the market price of our Common Stock.

The Shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act upon the SEC declaring this registration statement on Form S-3 effective. As a result, a substantial number of shares of our Common Stock may be sold in the public market following this offering and upon the SEC declaring this Registration Statement effective.

If there are significantly more shares of Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered Common Stock and sellers remain willing to sell our Common Stock. Sales of a substantial number of Shares in the public market following the completion of this offering, or the perception that such sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of our additional equity securities.

You may experience future dilution as a result of the issuance of the Shares, future equity offerings by us and other issuances of our Common Stock or other securities. In addition, the issuance of the Shares and future equity offerings and other issuances of our Common Stock or other securities may adversely affect our Common Stock price.

In order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share as prior issuances of Common Stock. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share previously paid by investors, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock or securities convertible into or exercisable for Common Stock in future transactions may be higher or lower than the prices per share for previous issuances of Common Stock or securities convertible into or exercisable for Common Stock paid by certain investors. You will incur dilution upon exercise of any outstanding stock options or warrants or upon the issuance of shares of Common Stock in accordance with our equity incentive plans. In addition, the issuance of the Shares and any future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of such shares for sale will have on the market price of our Common Stock.

Neither we nor the Selling Stockholders have authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus and the registration statement of which this prospectus forms a part, including the documents incorporated by reference herein. We may receive media coverage regarding our Company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. Neither we nor the Selling Stockholders have authorized any other party to provide you with information concerning us or this offering of Shares, and such recipients should not rely on this information.

We have been notified by Nasdaq of our failure to comply with certain continued listing requirements and, if we are unable to regain compliance with all applicable continued listing requirements and standards of Nasdaq, our Common Stock could be delisted from Nasdaq.

Our Common Stock is currently listed on the Nasdaq Capital Market. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements.

As disclosed in our Current Report on Form 8-K filed with the SEC on April 19, 2024, we received a written notification from the Staff on April 17, 2024 notifying us that we were not in compliance with the Minimum Bid Price Requirement because the closing bid price of our Common Stock was below $1.00 per share for the previous thirty (30) consecutive business days. As disclosed in our Current Report on Form 8-K filed with the SEC on August 23, 2024, we received a letter from the Staff on August 21, 2024 stating that we were not in compliance with the Stockholders’ Equity Requirement. We reported stockholders’ equity of $1,703,798 in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, and, as a result, we were not in compliance with such requirement.

As disclosed in our Current Report on Form 8-K filed with the SEC on October 18, 2024, the Staff notified us on October 16, 2024 that it would delist the Common Stock from the Nasdaq Capital Market, and in response, we timely requested an appeal of such notice to the Panel. We received a written communication from the Staff advising us that we had regained compliance with the Minimum Bid Price Requirement as of November 26, 2024, and we presented in front of the Panel at the Hearing on December 12, 2024. We are currently awaiting the Panel’s decision; while the Panel’s decision is pending, the suspension of trading of the Common Stock on the Nasdaq Capital Market will continue to be stayed.

There can be no assurances that we will be able to regain compliance with the Stockholders’ Equity Requirement or if we do later regain compliance with the Stockholders’ Equity Requirement, that we will be able to continue to comply with all applicable Nasdaq listing requirements now or in the future. If we are unable to maintain compliance with these Nasdaq requirements, our Common Stock will be delisted from the Nasdaq Capital Market.

In the event that our Common Stock is delisted from the Nasdaq Capital Market, as a result of our failure to comply with the Stockholders’ Equity Requirement or due to our failure to continue to comply with any other requirement for continued listing on the Nasdaq Capital Market, and the Common Stock is not eligible for listing on another exchange, trading in the shares of our Common Stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Market or another over-the-counter market operated by the OTC Markets Group Inc. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Common Stock, and it would likely be more difficult to obtain coverage by securities analysts and the news media, which could cause the price of our Common Stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a national exchange.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights; and provisions in our charter documents could discourage a takeover that stockholders may consider favorable.

Our certificate of incorporation, as amended (“Certificate of Incorporation”), authorizes the issuance of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board. Our Board is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our Company.

The Series B Preferred Stock ranks senior to the Common Stock and any class or series of capital stock created after the Series B Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company. The Series C Preferred Stock ranks pari passu to the Common Stock and junior to all other shares of capital stock of the Company authorized or designated before or after the date of designation of the Series C Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company. For further information regarding our shares of Series B Preferred Stock and Series C Preferred Stock, see the Current Report on Form 8-K filed with the SEC on December 30, 2024, including the exhibits filed therewith.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents we incorporate by reference herein or therein contain forward-looking statements within the meaning of Section 21(E) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act. These forward-looking statements include, without limitation: statements regarding proposed new products or services; statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of our management’s goals and objectives; statements concerning our competitive environment, availability of resources and regulation; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and variations of such terms or similar expressions, are intended to identify such forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or our management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statements.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. You should review our subsequent reports filed with the SEC described in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference,” all of which are accessible on the SEC’s website at www.sec.gov.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such data and other similar sources and on our knowledge of the markets for our products. These data sources involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Private Placement

Spartan Agreements

On December 5, 2024, the Company entered into the Spartan Agreements, pursuant to which Spartan agreed to serve as exclusive placement agent and consultant in connection with the Offering. Pursuant to the Spartan Agreements, upon each Closing, the Company is required to (i) pay to Spartan a cash placement fee equal to ten percent (10%) of the gross proceeds derived from the sale of shares of Series B Preferred Stock at each Closing (ii) issue Spartan (or its designated nominees) at each Closing Common Stock purchase warrants to purchase a number of shares of Common Stock equal to ten percent (10%) of the shares of Common Stock issuable upon the conversion of the Series B Preferred Stock sold in the Offering, which will be exercisable at any time during the five (5)-year period after the date of each issuance and have an exercise price of $1.00 per share, (iii) pay to Spartan a $300,000 consulting fee paid on a pro rata basis according to the amount of gross proceeds received at each Closing, and (iv) issue to Spartan (or its designated nominees) an aggregate of 700,000 shares of Series C Preferred Stock, which will be issued on a pro rata basis at each Closing based on the proceeds received by the Company at each Closing.

Initial Closing and Second Closing

On December 23, 2024, the Company completed the Initial Closing and formally entered into subscription agreements (each, an “Initial Subscription Agreement”) with the applicable Investors, pursuant to which the Company issued and sold to such Investors an aggregate of 22,295 shares of Series B Preferred Stock convertible into an aggregate of 854,205 shares of Common Stock at a conversion price of $2.61 per share (which is equal to the Minimum Price (as defined in Nasdaq Listing Rule 5635(d)(1)(A)) immediately prior to the execution of the Initial Subscription Agreements) at a purchase price of $100 per share, for an aggregate of $2,229,500. The Company received net proceeds of $1,800,485 in connection with the Initial Closing. In accordance with the Spartan Agreements, at the Initial Closing the Company paid Spartan an aggregate of $379,015 in placement agent and consulting fees, as well as $50,000 for Spartan’s legal expenses, and issued (i) Spartan and its designee an aggregate of 260,108 Series C Conversion Shares at a conversion price of $1.00 per share, subject to customary adjustments, and (ii) Spartan a Placement Agent Warrant exercisable for up to 85,421 Placement Agent Warrant Shares at an exercise price of $1.00 per share, subject to customary adjustments thereunder.

On December 31, 2024, the Company completed the Second Closing and formally entered into additional subscription agreements (the “Second Subscription Agreements”, and collectively with the Initial Subscription Agreements, the “Subscription Agreements”) with the Investors, pursuant to which the Company issued and sold to the applicable Investors an aggregate of 3,680 shares of Series B Preferred Stock convertible into an aggregate of 117,946 shares of Common Stock at a conversion price of $3.12 per share (which is equal to the Minimum Price immediately prior to the execution of the Second Subscription Agreements) and received gross proceeds of $368,000 and net proceeds of $305,440. In accordance with the Spartan Agreements, at the Second Closing the Company paid Spartan an aggregate of $62,560 in placement agent and consulting fees and issued (i) Spartan and its designee an aggregate of 42,933 Series C Conversion Shares and (ii) Spartan a Placement Agent Warrant exercisable for up to 11,795 Placement Agent Warrant Shares.

Each Subscription Agreement entered into with the Company in connection with the Offering contains customary representations, warranties, obligations, indemnification rights and agreements of the Company and the applicable Investor. In addition, pursuant to the Subscription Agreements, Investors were granted (i) the right to participate (on a pro rata basis based on such Investor’s participation in the Offering) in any subsequent financing transaction pursuant to which the Company is offering Common Stock or Common Stock Equivalents (as defined in the Subscription Agreements) at an effective price per share that is lower than the conversion price of the shares of Series B Preferred Stock then in effect during the six-month period commencing on the later of (x) such Investor’s purchase of shares of Series B Preferred Stock in the Offering and (y) the effective date of this registration statement (the “Effective Date”) and (ii) the right to participate in any subsequent offering of shares of Series B Preferred Stock that occurs after the Offering on a pro rata basis (on a pro rata basis based on such investor’s participation in the Offering) during the six-month period commencing on the Effective Date. The Subscription Agreements provide that subscriptions for shares of Series B Preferred Stock cannot be less than $50,000 and that the Offering will terminate on the earliest of (i) the date on which $6,000,000 of shares of Series B Preferred Stock are sold (subject to Spartan’s exercise of its 45-day over-allotment option to increase the maximum amount of shares of Series B Preferred Stock that could be offered to $7,200,000), (ii) the date on which the Company and Spartan agree to terminate the Offering, or (iii) June 30, 2025, subject to extension upon agreement by the Company and Spartan, provided that the Company shall have the right to terminate the Offering in the event an aggregate of (x) $1,000,000 of shares of Series B Preferred Stock are not sold by December 12, 2024 and (y) $4,000,000 of shares of Series B Preferred Stock are not sold by March 31, 2025, in each case subject to extension upon agreement by the Company and Spartan.

Pursuant to the Series B Certificate of Designation, each share of Series B Preferred Stock is convertible at any time into such number of shares of Common Stock obtained by the quotient of (i) the product of (x) such number of shares of Preferred Stock being converted by such holder and (y) a stated value of $100 and (ii) the Minimum Price (as defined in Nasdaq Listing Rule 5635(d)(1)(A)). Holders of shares of Series B Preferred Stock do not have any voting rights other than certain limited voting rights with respect to actions which may adversely affect the Series B Preferred Stock. A holder of shares of Series B Preferred Stock cannot convert such shares to the extent that such holder would own more than 4.99% (or at the election of such holder, 9.99%) of outstanding Common Stock immediately after such conversion. The Series B Preferred Stock ranks senior to the Common Stock and any class or series of capital stock created after the Series B Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company. The Series B Certificate of Designation also contains certain standard adjustment provisions as are customarily included in similar derivative securities.

Pursuant to the Series C Certificate of Designation, each share of Series C Preferred Stock is convertible into one share of Common Stock at any time only on or after the date on which the applicable Registration Statement (as defined in the Series C Certificate of Designation) has been declared effective by the SEC. A holder of shares of Series C Preferred Stock cannot convert such shares to the extent that such holder would own more than 4.99% (or at the election of such holder, 9.99%) of outstanding Common Stock immediately after such conversion. The Series C Preferred Stock ranks pari passu to the Common Stock and junior to all other shares of capital stock of the Company authorized or designated before or after the date of designation of the Series C Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company. The Series C Certificate of Designation also contains certain standard adjustment provisions as are customarily included in similar derivative securities.

The Placement Agent Warrants may also be exercisable on a cashless basis for a net number of shares using the formula provided in the Placement Agent Warrants in the event that the Placement Agent Warrant Shares are not registered on a Registration Statement declared effective by the SEC and so long as the closing price of the Common Stock on the applicable principal trading market on the date immediately preceding such exercise date is greater than $1.00 per share. The Placement Agent Warrants also contains standard adjustment provisions and a holder (together with its affiliates) may not exercise the Placement Agent Warrants to the extent that such holder would own more than 4.99% (or at the election of such holder, 9.99%) of outstanding Common Stock immediately after such exercise.

In connection with each Closing, the Company entered into registration rights agreements with the Investors, pursuant to which the Company agreed to register the resale of the Series B Conversion Shares. The Company is required to prepare and file a resale registration statement with the SEC no later than the thirtieth (30th) calendar day following the applicable Closing and to use its best efforts to have such registration statement declared effective within sixty (60) calendar days after such Closing, subject to certain exceptions. In addition, pursuant to the Placement Agent Agreement and the Amendment, the Company is also required to register the resale of the Series C Conversion Shares and the Placement Agent Warrant Shares. In order to satisfy such obligations, the Company is filing this registration statement to register for resale all of the Shares issuable upon conversion of the Series B Preferred Stock and Series C Preferred Stock, and upon exercise of the Placement Agent Warrants, as applicable.

Irrevocable Proxy and Power of Attorney

Dr. Jonathan Kaufman, Chief Executive Officer of the Company, and Spartan are parties to an irrevocable proxy and power of attorney, effective as of December 20, 2024 (the “Irrevocable Proxy”), pursuant to which, among other things, Spartan agreed to grant to Dr. Kaufman all voting power over and power of attorney with respect to all shares of Series C Preferred Stock, Series C Conversion Shares and Placement Agent Warrant Shares issued or issuable to Spartan or its Attribution Parties (as defined in the Irrevocable Proxy) in connection with the Offering (collectively, the “Proxied Shares”). In addition, subject to certain exceptions, Spartan is not permitted to transfer or sell the applicable Proxied Shares without the Company’s prior written consent. Upon such time as the applicable Series C Conversion Shares and Placement Agent Warrant Shares are registered on a registration statement declared effective by the SEC, including but not limited to, this registration statement of which this prospectus forms a part, the rights granted to Dr. Kaufman to such shares pursuant to the Irrevocable Proxy terminate and revert to Spartan (or its Attribution Parties), subject to certain exceptions, provided that if the registration of such shares on such registration statement does not occur within six months after the issuance of such Proxied Shares, all such restrictions on Spartan’s rights to transfer such Proxied Shares will terminate. On each of December 23, 2024 and December 31, 2024, in connection with the Initial Closing and the Second Closing, respectively, Spartan granted Dr. Kaufman such voting power over all applicable Proxied Shares issued or issuable to Spartan and its Attribution Parties in connection with the Initial Closing and the Second Closing.

At each of the Initial Closing and the Second Closing, such shares of Series B Preferred Stock were offered and sold to such Investors, and such Placement Agent Warrants and shares of Series C Preferred Stock were issued to Spartan and its designee, pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. In connection with the offer, sale and/or issuance of such securities, the Company relied on the written representations of each of the Investors, Spartan and its designee, as applicable, that they were each an “accredited investor” as defined in Rule 501(a) of Regulation D. In addition, neither the Company nor anyone acting on its behalf offered or sold such securities by any form of general solicitation or general advertising.

For more information on the Spartan Agreements, the Offering and the other transaction documents applicable to the Offering, see the Current Reports on Form 8-K filed by the Company with the SEC on December 10, 2024, December 30, 2024 and January 6, 2025, including the applicable exhibits filed therewith.

SELLING STOCKHOLDERS

The Shares being offered by the Selling Stockholders consist of (i) the 972,151 Series B Conversion Shares issuable upon full conversion of Series B Preferred Stock, (ii) the 303,041 Series C Conversion Shares issuable upon full conversion of Series C Preferred Stock, and (iii) the 97,216 Placement Agent Warrant Shares issuable upon full exercise of the Placement Agent Warrants. For additional information regarding the issuance of these securities, see “Private Placement” beginning on page 9 of this prospectus. We are registering the Shares in order to permit the Selling Stockholders to offer such Shares for resale from time to time. Except for the Spartan Agreements and the Subscription Agreements described in the section entitled “Private Placement”, and as disclosed in this section under “Material Relationships with Selling Stockholders,” the Selling Stockholders have not had any material relationship with us or our affiliates within the past three years.

The following table sets forth certain information with respect to each Selling Stockholder, including (i) the shares of Common Stock beneficially owned by each Selling Stockholder prior to this offering, (ii) the number of Shares being offered by such Selling Stockholder pursuant to this prospectus, and (iii) such Selling Stockholder’s beneficial and percentage ownership of our outstanding shares of Common Stock after completion of this offering. The registration of the Shares issuable to the Selling Stockholders upon conversion of the Series B Preferred Stock and Series C Preferred Stock, or upon exercise of the Placement Agent Warrants, as applicable, does not necessarily mean that the Selling Stockholders will sell all or any of such Series B Conversion Shares, Series C Conversion Shares, or Placement Agent Warrant Shares, but the number of shares of Common Stock and percentages set forth in the final two columns below assume that all Shares being offered by the Selling Stockholders are sold. The final two columns also assume, as of January 6, 2025, the full conversion of the Series B Preferred Stock and Series C Preferred Stock, and the full exercise of the Placement Agent Warrants, without regard to any limitations on conversion or exercise. See “Plan of Distribution.”

The table is based on information supplied to us by the Selling Stockholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC, and includes voting or investment power with respect to shares of Common Stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares of Common Stock beneficially owned by a Selling Stockholder and the percentage ownership of that Selling Stockholder, shares of Common Stock subject to securities held by that Selling Stockholder that are exercisable for or convertible into shares of Common Stock within 60 days after January 6, 2025, are deemed outstanding. Such shares of Common Stock, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other Selling Stockholder.

	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)	Maximum Number of Shares to be Sold Pursuant to this Prospectus (2)	Number of Shares of Common Stock Beneficially Owned After Offering (1)(3)	Percentage Beneficially Owned After Offering (1)(3)
Nutie Dowdle (4)(5)	63,493	185,240	-	-
Vijay Singh and Richa Mishra (4)(6)	63,493	172,413	-	-
Michael D. Dunham (4)	63,493	114,176	-	-
Robert Forster	57,471	57,471	-	-
Jack Cavin Holland 1979 Trust (7)	57,471	57,471	-	-
Albert Gentile and Heidi L. Gentile (6)	54,789	54,789	-	-
GSB Holdings Inc. (8)	47,892	47,892	-	-
The Flying S Ranch Trust (9)	38,314	38,314	-	-
John Aksak	38,314	38,314	-	-
Bradley C. Karp and Belinda Karp (6)	35,808	35,808	-	-
Brent Orr (10)	41,666	41,666	-	-
John Geddes Parsons	19,157	19,157	-	-
Kenneth Williamson	15,325	15,325	-	-
William Kadi	12,930	12,930	-	-
Paul Traxler	12,643	12,643	-	-
Kadi Family Trust (11)	11,840	11,840	-	-
Donald P. Sesterhenn	11,494	11,494	-	-
Elvis Rizvic	9,578	9,578	-	-
Stephen Mut	9,578	9,578	-	-
James G. Diemert	9,578	9,578	-	-
Umberto Stangarone	6,896	6,896	-	-
Joseph M. Diangelo	5,747	5,747	-	-
Aleksandr Simma	3,831	3,831	-	-
Eric Meyer (12)	-	90,912	-	-
Spartan Capital Securities, LLC (13)	63,493	309,345	-	-
TOTAL	754,294	1,372,408	-	-

*	Less than 1%

(1)	The number of shares owned and the percentage of beneficial ownership prior to and after this offering set forth in these columns are based on 1,208,919 shares of Common Stock outstanding on January 6, 2025. Conversions of the shares of Series B Preferred Stock and shares of Series C Preferred Stock, and exercises of the Placement Agent Warrants held by the Selling Stockholders are subject to certain beneficial ownership limitations, which provide that a holder of such shares of Series B Preferred Stock, shares of Series C Preferred Stock and the Placement Agent Warrants will not have the right to convert such shares of Series B Preferred Stock or Series C Preferred Stock, or exercise such Placement Agent Warrants, as the case may be, if such holder, together with such holder’s affiliates, would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion or exercise, as applicable, provided that upon notice to the Company, a holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of Common Stock outstanding which shall take effect on the 61st day following the date of such notice (each such limitation, a “Beneficial Ownership Limitation”). As a result, the number of shares of Common Stock reflected in these columns as beneficially owned by each Selling Stockholder includes (a) if any, the number of Shares offered hereby which such Selling Stockholder has the right to acquire as of January 6, 2025 and without such holder or any of such holder’s affiliates beneficially owning more than 4.99% or 9.99%, as applicable, of the number of outstanding shares of Common Stock as of January 6, 2025. Additionally pursuant to the Series C Certificate of Designation, shares of Series C Preferred Stock cannot be converted until the date on which the SEC declares a registration statement registering the applicable Series C Conversion Shares underlying such shares effective, including the registration statement of which this prospectus forms a part, and as a result, the number of shares of Common Stock reflected in these columns as beneficially owned by each Selling Stockholder that holds shares of Series C Preferred Stock does not include the applicable Series C Conversion Shares that may be issued to such Selling Stockholder upon conversion of such shares of Series C Preferred Stock, as applicable, as such shares of Common Stock are not deemed beneficially owned by such Selling Stockholders.

(2)	Represents all Shares offered hereby upon full conversion of the Series B Preferred Stock and Series C Preferred Stock and upon full exercise of the Placement Agent Warrants held by the applicable Selling Stockholders, without regard to the Beneficial Ownership Limitations that apply thereto and any limitation on conversion set forth in the Series C Certificate of Designation. Except as otherwise stated in the footnotes to this table, such Shares represent Series B Conversion Shares issuable upon full conversion of the shares of Series B Preferred Stock held by the applicable Selling Stockholder.

(3)	The number of shares owned and the percentage of beneficial ownership after this offering set forth in these columns assumes full conversion of (i) the Series B Preferred Stock for an aggregate of 972,151 Series B Conversion Shares offered hereby, and (ii) the Series C Preferred Stock for an aggregate of 303,041 Series C Conversion Shares offered hereby, and the full exercise of the Placement Agent Warrants for an aggregate of 97,216 Placement Agent Warrant Shares and the subsequent sale of all such Shares.

(4)	Represents the maximum number of shares of Common Stock currently deemed to be beneficially owned by such Selling Stockholder due to the 4.99% Beneficial Ownership Limitation provision in the Series B Certificate of Designation.

(5)	Consists of (i) 48,076 Series B Conversion Shares issuable upon full conversion of the shares of Series B Preferred Stock held by Nutie Dowdle individually, (ii) 98,850 Series B Conversion Shares issuable upon full conversion of the shares of Series B Preferred Stock held by Axos Clearing Custodian Nutie Dowdle IRA (“Dowdle IRA”), and (iii) 38,314 Series B Conversion Shares issuable upon full conversion of the shares of Series B Preferred Stock held by Blue Mule Investments LLP (“Blue Mule”). Nutie Dowdle is the general partner of Blue Mule and holds voting and dispositive power over the Shares and other Company securities held by Blue Mule and by the Dowdle IRA, as applicable. The principal business address of Blue Mule is PO Box 8060, Columbus, MS 39705.

(6)	The Series B Conversion Shares issuable upon full conversion of such shares of Series B Preferred Stock are held jointly by such individuals.

(7)	Jack Cavin Holland is the trustee of the Jack Cavin Holland 1979 Trust and holds voting and dispositive control of such Series B Conversion Shares issuable upon full conversion of the shares of Series B Preferred Stock held by such Selling Stockholder.

(8)	David Clarke, Leslie Clarke and Adriana Quartarolli are the stockholders of GSB Holdings Inc. (“GSB”) and share voting and investment power with respect to such Series B Conversion Shares issuable upon full conversion of the shares of Series B Preferred Stock held by GSB. The address of GSB is 14179 Laurel Trail, Wellington, FL 33414.

(9)	Ryan Shay is the trustee of The Flying S Ranch Trust and holds voting and dispositive control of such Series B Conversion Shares issuable upon full conversion of the shares of Series B Preferred Stock held by such Selling Stockholder.

(10)	Consists of (i) 9,615 Series B Conversion Shares issuable upon full conversion of the shares of Series B Preferred Stock held by Brent Orr individually, and (ii) 32,051 Series B Conversion Shares issuable upon full conversion of the shares of Series B Preferred Stock held by Cool Blue Capital Management LLC (“Cool Blue”). Brent Orr is the managing member of Cool Blue and has voting and investment power with respect to such Series B Conversion Shares issuable upon full conversion of the shares of Series B Preferred Stock held by Cool Blue. The address of Cool Blue is 11702 South Richmond Avenue, Tulsa, OK 74137.

(11)	William Kadi and Sandra M Kadi are the trustees of The Kadi Family Trust and hold voting and dispositive control of such Series B Conversion Shares issuable upon full conversion of the shares of Series B Preferred Stock held by such Selling Stockholder.

(12)	Consists of an aggregate of 90,912 Series C Conversion Shares issuable upon full conversion of shares of Series C Preferred Stock held by Mr. Meyer. Such shares of Series C Preferred Stock are not currently convertible and as a result such Series C Conversion Shares are not currently deemed beneficially owned by such Selling Stockholder.

(13)	Spartan holds (i) an aggregate of 212,129 Series C Conversion Shares issuable upon full conversion of shares of Series C Preferred Stock held by Spartan and (ii) an aggregate of 97,216 Placement Agent Warrant Shares issuable upon full exercise of the Placement Agent Warrants held by Spartan, all of which are being offered for resale in this offering. Such shares of Series C Preferred Stock are not currently convertible and as a result such Series C Conversion Shares are not currently deemed beneficially owned by such Selling Stockholder. Spartan is currently deemed to beneficially own an aggregate of 63,493 shares of Common Stock due to the 4.99% Beneficial Ownership Limitation provision in the Placement Agent Warrants. John Lowry is the Chief Executive Officer of Spartan and may be deemed to have sole voting and investment control over all such Shares and other Company securities held by Spartan, as applicable. Spartan’s address is 45 Broadway, 19th Floor, New York, NY 10006.

Material Relationships with Selling Stockholders

No material relationships exist between any of the Selling Stockholders and us, nor have any such material relationships existed within the past three years, except, in either case, as identified below or otherwise disclosed below.

IPO

On December 22, 2022, the Company closed its IPO of 1,217,391 shares of Common Stock (on a pre-Reverse Stock Split basis) for gross proceeds to the Company of approximately $7,000,000. In connection with the IPO, Spartan acted as the underwriter and, as compensation, received (i) underwriting discounts of 9.0% of the gross proceeds from the offering, and (ii) a cash reimbursement for reasonable travel and other out-of-pocket expenses of $100,000. Spartan also received underwriter warrants to purchase up to an aggregate of 5.0% of the total number of shares of Common Stock sold in the IPO at an exercise price equal to $7.1875 per share (on a pre-Reverse Stock Split basis) (which was equal to 125% of the initial public offering price of $5.75 per share of Common Stock (on a pre-Reverse Stock Split basis)). Eric Meyer is a registered representatives of Spartan and also participated in the IPO. In addition, all of the other Selling Stockholders listed in the table above, excluding Michael D. Dunham, GSB Holdings Inc, John Geddes Parsons, Elvis Rizvic and Aleksandr Simma, participated in the IPO.

USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds from the sale of the Shares under this prospectus and we will not receive any of such proceeds. We may receive up to $97,216 in aggregate gross proceeds from cash exercises of the Placement Agent Warrants, if exercised in full, based on the per share exercise price of the Placement Agent Warrants. Any proceeds we receive from the exercise of the Placement Agent Warrants will be used for working capital and general corporate purposes. The Selling Stockholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the shares of Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws. We cannot predict when or if the Series B Preferred Stock or Series C Preferred Stock will be converted, or if the Placement Agent Warrants will be exercised, and it is possible that the Series B Preferred Stock or Series C Preferred Stock may never be converted and the Placement Agent Warrants may expire and never be exercised. In addition, the Placement Agent Warrants may be exercised on a cashless basis if there is not an effective registration statement covering the resale of the Placement Agent Warrant Shares, or the prospectus contained therein is not available for the issuance of the Placement Agent Warrant Shares, so long as the closing price of the Common Stock on the applicable principal trading market on the date immediately preceding such exercise date is greater than $1.00 per share. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of the Placement Agent Warrants, and we cannot plan on any specific uses of any proceeds we may receive beyond the purposes described herein.

See “Plan of Distribution” elsewhere in this prospectus for more information.

DESCRIPTION OF SECURITIES THAT THE SELLING STOCKHOLDERS ARE OFFERING

The Selling Stockholders are offering for resale (i) up to an aggregate of 972,151 shares of Common Stock issuable upon full conversion of the shares of Series B Preferred Stock, (ii) up to an aggregate of 303,041 shares of Common Stock issuable upon full conversion of the shares of Series C Preferred Stock, and (iii) up to an aggregate of 97,216 shares of Common Stock issuable upon exercise of the Placement Agent Warrants. The following description of our Common Stock, certain provisions of our Certificate of Incorporation, the Company’s Bylaws (the “Bylaws”), and Delaware law are summaries. You should also refer to our Certificate of Incorporation and our Bylaws, which are listed as exhibits to the registration statement of which this prospectus is part.

General

The Company is authorized to issue 220,000,000 shares of its capital stock consisting of (a) 200,000,000 shares of Common Stock and (b) 20,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, (i) 144,000 shares of which are designated as Series B Preferred Stock, 25,975 shares of which are issued and outstanding, and (ii) 1,050,000 shares of which are designated as Series C Preferred Stock, 303,041 shares of which are issued and outstanding.

As of January 6, 2025, 1,208,919 shares of our Common Stock were issued and outstanding, held by 14 stockholders of record (which do not include shares of Common Stock held in street name), which number excludes the following as of such date: (i) the exercise of outstanding warrants to purchase up to an aggregate of 214,177 shares of Common Stock with an approximate weighted average exercise price and remaining life in years of $13.40 and 2 years, respectively, and (ii) the exercise of outstanding options to purchase up to an aggregate of 361,625 shares of Common Stock at a weighted average exercise price of $19.74 per share. In addition, as of January 6, 2025, 25,975 shares of our Series B Preferred Stock were issued and outstanding, held by 26 stockholders of record, and 260,108 shares of Series C Preferred Stock were issued and outstanding, held by two stockholders of record.

Common Stock

Voting Rights

The holders of shares of Common Stock vote together as one class on all matters as to which holders of Common Stock are entitled to vote. Except as otherwise required by applicable law, all voting rights are vested in and exercised by the holders of Common Stock with each share of Common Stock being entitled to one vote, including in all elections of directors. The vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Dividend Rights

Subject to the rights of holders of outstanding shares of preferred stock, if any, holders of Common Stock are entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Company when, as and if declared thereon by the board of directors from time to time out of assets or funds of the Company legally available therefor.

Liquidation Rights

Subject to the rights of holders of outstanding shares of preferred stock, if any, upon our liquidation, dissolution or winding up, the holders of our Common Stock will be entitled to share ratably in the net assets and funds legally available for distribution to stockholders after the payment of all of our debts and other liabilities.

Other Rights and Preferences

Holders of our Common Stock have no preemptive rights or other subscription rights, conversion rights, registration rights, redemption or sinking fund provisions by virtue of only holding such shares.

Anti-Takeover Provisions

Provisions of the DGCL, our Charter, and our Bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.

Section 203 of the DGCL. We are subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in any “business combination” with any interested stockholder for a period of three (3) years after the date that such stockholder became an interested stockholder, with the following exceptions:

●       before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●       upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●       on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 of the DGCL defines a “business combination” to include the following:

●       any merger or consolidation involving the corporation and the interested stockholder;

●       any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●       subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●       any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●       the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 of the DGCL defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three (3) years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Anti-Takeover Effects of Certain Provisions of our Bylaws

Our Bylaws provide that directors may be removed by the stockholders with or without cause upon the vote of a majority of the holders of Common Stock then entitled to vote. Except as otherwise provided in our Bylaws and our Charter, any vacancies or newly created directorships on our board of directors resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Our Bylaws also provide that only our chairman of the board of directors, chief executive officer, president or one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent of the votes at that meeting may call a special meeting of stockholders.

The combination of these provisions makes it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our Common Stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Listing

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “LIPO”.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Nevada Agency and Transfer Company. The transfer agent’s address is 50 West Liberty Street, Suite 880, Reno NV 89501 and its telephone number is (775) 322-0626.

EXECUTIVE COMPENSATION

The following table sets forth all plan and non-plan compensation for the last two fiscal years paid to individuals who served as the Company’s principal executive officers and the Company’s two other most highly compensated executive officers serving as executive officers at the end of the last completed fiscal year, as required by Item 402(m)(2) of Regulation S-K of the Securities Act. We refer to these individuals collectively as our “named executive officers.”

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards (1)		Non-Equity Incentive Plan Compensation	Nonqualified deferred compensation earnings	All Other Compensation	Total
Jonathan Kaufman,	2024	$233,300	—	—	$44,000	(2)	—	—	—	$277,300
Chief Executive Officer	2023	$204,133	—	—	$119,250	(2)	—	—	—	$323,383
Michael Chancellor,	2024	$225,000	—	—	$44,000	(3)	—	—	—	$269,000
Chief Medical Officer	2023	$195,868	—	—	$119,250	(3)	—	—	—	$315,118
Douglas Johnston,	2024	$165,000	—	—	$27,500	(4)	—	—	—	$192,500
Chief Financial Officer	2023	$165,000	$20,000	—	$75,000	(4)	—	—	—	$260,000

(1)	Amounts reflect the aggregate grant date fair value of the stock options granted to each named executive officer during the fiscal year ended December 31, 2023 and 2024, as computed in accordance with Financial Accounting Standards Board ASC 718.

(2)	During the fiscal year ended December 31, 2024, the Company granted Dr. Kaufman stock options exercisable for up to an aggregate of 10,000 shares of Common Stock, which had a grant date fair value of $4.40 per share. During the fiscal year ended December 31, 2023, the Company granted Dr. Kaufman stock options exercisable for up to an aggregate of 9,938 shares of Common Stock, which had a grant date fair value of $12.00 per share.

(3)	During the fiscal year ended December 31, 2024, the Company granted Dr. Chancellor stock options exercisable for up to an aggregate of 10,000 shares of Common Stock, which had a grant date fair value of $4.40 per share. During the fiscal year ended December 31, 2023, the Company granted Dr. Chancellor stock options exercisable for up to an aggregate of 9,938 shares of Common Stock, which had a grant date fair value of $12.00 per share.

(4)	During the fiscal year ended December 31, 2024, the Company granted Mr. Johnston stock options exercisable for up to an aggregate of 6,250 shares of Common Stock, which had a grant date fair value of $4.40 per share. During the fiscal year ended December 31, 2023, the Company granted Mr. Johnston stock options exercisable for up to an aggregate of 6,250 shares of Common Stock, which had a grant date fair value of $12.00 per share.

Employment Agreements

Jonathan Kaufman

On July 17, 2020, Dr. Kaufman and the Company entered into an employment agreement appointing Dr. Kaufman as Chief Executive Officer of the Company (the “Kaufman Agreement”). The Kaufman Agreement establishes an employment term of two years beginning on July 17, 2020, which term will be automatically extended for successive one-year periods unless either party notifies the other party of its intention not to renew upon at least 90 days’ written notice prior to the applicable renewal date. The Kaufman Agreement provides Dr. Kaufman with an annual base salary of $183,300. In addition, Dr. Kaufman may be entitled to receive equity awards under the company’s stock incentive plans, as well as reimbursement of business expenses and bonus compensation, at the discretion of the board of directors, depending upon relevant factors, including but not limited to fundraising success, continued ongoing grant revenue, successful progress in the clinic and the Company’s financial position. The Kaufman Agreement also provides that Dr. Kaufman will participate in employee benefits plans, practices and programs maintained by the Company. On August 4, 2023, the Company and Dr. Kaufman entered into an amendment agreement, dated August 4, 2023 (the “Kaufman Amendment”), to the Kaufman Agreement. The Kaufman Amendment amended the Kaufman Agreement solely to increase Dr. Kaufman’s annual base salary by $50,000, to $233,300.

Pursuant to the Kaufman Agreement, either party may terminate such agreement for any reason upon 90 days’ advance written notice. In the event that Dr. Kaufman is terminated by the Company for Cause or by Dr. Kaufman Without Good Reason (as such terms are defined in the Kaufman Agreement), Dr. Kaufman is entitled to any accrued but unpaid base salary, employee benefits and reimbursement of unreimbursed expenses incurred until the date of termination. In the event that Dr. Kaufman is terminated by the Company for Without Cause or by Dr. Kaufman for Good Reason (as such terms are defined in the Kaufman Agreement), Dr. Kaufman is entitled to his base salary for six months following such date of termination and all unvested stock options held by Dr. Kaufman under the Company’s stock incentive plans will immediately vest. Additionally, in the event of termination without Cause by the Company or for Good Reason by Dr. Kaufman within 12 months of a Change in Control (as defined in the Kaufman Agreement), Dr. Kaufman is entitled to a receive a lump sum payment of two times the annual base salary within 60 days following such termination and reimbursement for certain health insurance premium payments.

Michael Chancellor

On July 17, 2020, Dr. Chancellor and the Company entered into an employment agreement appointing Dr. Chancellor as Chief Medical Officer of the Company (the “Chancellor Agreement”). The Chancellor Agreement establishes an employment term of two years beginning on July 17, 2020, which term will be automatically extended for successive one-year periods unless either party notifies the other party of its intention not to renew upon at least 90 days’ written notice prior to the applicable renewal date. The Chancellor Agreement provides that Dr. Chancellor was initially to be paid an annual base salary of $45,650, provided that if the Company achieves adequate financial liquidity and net working capital in connection with a subsequent private offering, such salary may be increased up to a maximum of $175,000. This amount is currently covered by federal grant revenue. In addition, Dr. Chancellor may be entitled to receive equity awards under the Company’s stock incentive plans, as well as reimbursement of business expenses and bonus compensation at the discretion of the board of directors. The Chancellor Agreement also provides that Dr. Chancellor will participate in employee benefits plans, practices and programs maintained by the Company. On August 4, 2023, the Company and Dr. Chancellor entered into an amendment agreement, dated August 4, 2023 (the “Chancellor Amendment”), to Chancellor Agreement. The Chancellor Amendment amended the Chancellor Agreement solely to increase Dr. Chancellor’s annual base salary by $50,000, to $225,000.

Pursuant to the Chancellor Agreement, either party may terminate such agreement for any reason upon 90 days’ advance written notice. In the event that Dr. Chancellor is terminated by the Company for Cause or by Dr. Chancellor Without Good Reason (as such terms are defined in the Chancellor Agreement), Dr. Chancellor is entitled to any accrued but unpaid base salary, employee benefits and reimbursement of unreimbursed expenses incurred until the date of termination. In the event that Dr. Chancellor is terminated by the Company for Without Cause or by Dr. Chancellor for Good Reason (as such terms are defined in the Chancellor Agreement), Dr. Chancellor is entitled to his base salary for six months following such date of termination and all unvested stock options held by Dr. Chancellor under the Company’s stock incentive plans will immediately vest. Additionally, in the event of termination without Cause by the Company or for Good Reason by Dr. Chancellor within 12 months of a Change in Control (as defined in the Chancellor Agreement), Dr. Chancellor is entitled to a receive a lump sum payment of two times the annual base salary within 60 days following such termination and reimbursement for certain health insurance premium payments.

Douglas Johnston

Effective November 1, 2022, Mr. Johnston and the Company entered into an employment agreement appointing Mr. Johnston as Chief Financial Officer of the Company (the “Johnston Agreement”). The Johnston Agreement establishes an employment term of two years beginning on November 1, 2022, which term will be automatically extended for successive one-year periods unless either party notifies the other party of its intention not to renew upon at least 90 days’ written notice prior to the applicable renewal date. The Johnston Agreement provides that Mr. Johnston will be paid an annual base salary of $165,000. In addition, Mr. Johnston may be entitled to receive equity awards under the Company’s stock incentive plans, as well as reimbursement of business expenses and bonus compensation at the discretion of the board of directors. The Johnston Agreement also provides that Mr. Johnston will participate in employee benefits plans, practices and programs maintained by the Company.

Pursuant to the Johnston Agreement, either party may terminate such agreement for any reason upon 90 days’ advance written notice. In the event that Mr. Johnston is terminated by the Company for Cause or by Mr. Johnston Without Good Reason (as such terms are defined in the Johnston Agreement), Mr. Johnston is entitled to any accrued but unpaid base salary, employee benefits and reimbursement of unreimbursed expenses incurred until the date of termination. In the event that Mr. Johnston is terminated by the Company for Without Cause or by Mr. Johnston for Good Reason (as such terms are defined in the Johnston Agreement), Mr. Johnston is entitled to his base salary for six months following such date of termination and all unvested stock options held by Mr. Johnston under the Company’s stock incentive plans will immediately vest. Additionally, in the event of termination without Cause by the Company or for Good Reason by Mr. Johnston within 12 months of a Change in Control (as defined in the Johnston Agreement), Mr. Johnston is entitled to a receive a lump sum payment of two times the annual base salary within 60 days following such termination and reimbursement for certain health insurance premium payments.

Stonewall Finance, LLC, of which Mr. Johnston is a partner and co-founder, and the Company previously were party to an agreement, dated October 14, 2021 and which terminated on October 22, 2022, pursuant to which Mr. Johnston had served and performed financial and accounting services for the Company and pursuant to which Mr. Johnston received cash payments from the Company of $4,000 per month.

Outstanding Equity Awards at 2024 Fiscal Year End

The following table provides information relating to the vested and unvested option and stock awards held by our named executive officers as of December 31,4. Each award to each named executive officer is shown separately. All such option awards were fully vested at December 31, 2024.

	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Unvested	Market Value of Shares of Units of Stock Unvested	Equity Incentive Plan Awards: Number of Unearned Unvested Shares	Equity Incentive Plan Awards: Market or Payout Value of Unearned Unvested Shares
Jonathan Kaufman,	—	—	10,000	10.00	10/14/2015	—	—	—	—
Chief Executive Officer	—	—	25,000	10.00	10/15/2025	—	—	—	—
	—	—	12,500	10.00	10/12/2027	—	—	—	—
	—	—	12,500	40.00	03/31/2031	—	—	—	—
	—	—	20,000	40.00	09/03/2031	—	—	—	—
	—	—	9,937	17.52	06/16/2033	—	—	—	—
	—	—	10,000	6.16	03/15/2034	—	—	—	—
Michael Chancellor,	—	—	10,000	10.00	10/14/2015	—	—	—	—
Chief Medical Officer	—	—	25,000	10.00	10/15/2025	—	—	—	—
	—	—	12,500	10.00	10/12/2027	—	—	—	—
	—	—	12,500	40.00	3/31/2031	—	—	—	—
	—	—	20,000	40.00	9/3/2031	—	—	—	—
	—	—	9,937	17.52	06/16/2033	—	—	—	—
			10,000	6.16	03/15/2034
Douglas Johnston, Chief Financial Officer	—	—	6,250	17.52	06/16/2033	—	—	—	—
	—	—	6,250	6.16	03/15/2034	—	—	—	—

Director Compensation for Fiscal Year 2024

We have not implemented a formal policy with respect to compensation payable to our non-employee directors. From time to time, we have granted equity awards to attract individuals to join our board of directors and for their continued service thereon. During the fiscal year ended 2024, our independent directors received no cash compensation. but our independent directors were granted options to purchase an aggregate of 15,625 shares of Common Stock at fair market value as of the date of issuance, expiring ten years from such issuance. In addition, we reimburse our directors for expenses associated with attending meetings of our board of directors and its committees. Our board of directors is still in the process of considering the non-employee director compensation policy.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Stock Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Byong (Christopher) Kim	-	-	13,750	-	-	-	13,750
Ryan Pruchnic	-	-	13,750	-	-	-	13,750
Naoki Yoshimura	-	-	13,750	-	-	-	13,750
Lori Birder	-	-	13,750	-	-	-	13,750
Daniel Cohen	-	-	13,750	-	-	-	13,750

(1)

Each of our independent directors received stock options to purchase up to 3,125 shares of Common Stock at an aggregate grant date fair value of $4.40 per share. Such options were fully vested as of December 31, 2024, at an exercise price of $6.16 per share.

(2)	We reimburse our directors for travel-related expenses.

PLAN OF DISTRIBUTION

Each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling Shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell Shares under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of the Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440 and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the Shares or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the Shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the Shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the issuance of the Shares offered hereby will be passed upon for us by Sullivan &Worcester LLP of New York, New York.

EXPERTS

The consolidated financial statements of Lipella Pharmaceuticals Inc. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of Urish Popeck & Co., LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and its exhibits. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

You can read our electronic SEC filings, including such registration statement, on the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at the website of the SEC referred to above. We also maintain a website at www.lipella.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase the Shares in this offering.

INCORPORATION BY REFERENCE

We incorporate by reference the filed documents listed below (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K), except as superseded, supplemented or modified by this prospectus or any subsequently filed document incorporated by reference herein as described below:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 27, 2024;

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed with the SEC on May 9, 2024;

●	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, filed with the SEC on August 13, 2024;

●	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on November 14, 2024;

●	our Definitive Proxy Statement on Schedule 14A for our annual meeting of stockholders held on September 10, 2024, filed with the SEC on August 12, 2024;

●	our Current Reports on Forms 8-K and 8-K/A filed with the SEC on March 15, 2024, April 12, 2024, April 19, 2024, August 1, 2024, August 6, 2024, August 23, 2024, September 11, 2024, October 18, 2024, November 1, 2024, November 7, 2024, December 6, 2024, December 10, 2024, December 20, 2024, December 27, 2024, December 30, 2024 and January 6, 2025; and

●	our registration statement on Form 8-A12B filed with the SEC on December 19, 2022, including any amendments or reports filed for the purpose of updating such description, and (ii) Exhibit 4.2 — Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 27, 2024.

We also incorporate by reference into this prospectus additional documents we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act: (i) on or after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, and (ii) on or after the date of this prospectus but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC). Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, but not delivered with such prospectus. Requests should be directed to:

Lipella Pharmaceuticals Inc.

7800 Susquehanna St., Suite 505

Pittsburgh, PA 15208

(412) 894-1853

Copies of these filings are also available through the “Investor Relations” section of our website at www.lipella.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

Up to 972,151 Shares of Common Stock

Issuable Upon Conversion of Shares of Series B Preferred Stock

Up to 303,041 Shares of Common Stock

Issuable Upon Conversion of Shares of Series C Preferred Stock

Up to 97,216 Shares of Common Stock

Issuable Upon Exercise of Placement Agent Warrants

Lipella Pharmaceuticals Inc.

PROSPECTUS

The date of this prospectus is          , 2025.

PART II – INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, all of which shall be borne by the registrant (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares of Common Stock). All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	$659.78
Transfer agent and registrar fees and expenses	$2,150.00
Legal fees and expenses	$50,000.00
Printing fees and expenses	$5,000.00
Accounting fees and expenses	$20,000.00
Miscellaneous fees and expenses	$—
Total	$77,809.78

Item 15. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. As permitted by the DGCL, our Second Amended and Restated Certificate of Incorporate, as amended (“Certificate of Incorporation”) eliminates a director’s liability for monetary damages to the fullest extent under applicable law.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by such person in connection with an action, suit or proceeding to which such person is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

As permitted by the DGCL, our Certificate of Incorporation and our Second Amended and Restated Bylaws provide that: (i) we are required to indemnify our directors and officers to the fullest extent permitted by the DGCL; (ii) we may, in our discretion, indemnify our employees and agents as set forth in the DGCL; (iii) we are required, upon satisfaction of certain conditions, to advance all expenses incurred by our directors and officers in connection with certain legal proceedings; (iv) the rights conferred in our second amended and restated bylaws are not exclusive; and (v) we are authorized to enter into indemnification agreements with our directors, officers, employees and agents.

We have entered into indemnification agreements with certain of our directors and executive officers, and intend to enter into such agreements with all of our directors and executive officers, which require us to indemnify such individuals against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of us or any of our affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. We also maintain a directors’ and officers’ liability insurance policy to insure directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburse us for those losses for which we have lawfully indemnified the directors and officers. Such policy will contain various exclusions.

Item 16. Exhibits.

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

i. Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement;

ii. Each prospectus required to be filed pursuant to Rule 424 (b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

iii. Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania on January 7, 2025.

LIPELLA PHARMACEUTICALS INC.

By:	/s/ Jonathan Kaufman
Jonathan Kaufman
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jonathan Kaufman, his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement, any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this registration statement below.

Signature	Title	Date

/s/ Jonathan Kaufman	President, Chief Executive Officer and Chairman of the Board	January 7, 2025
Jonathan Kaufman	(Principal Executive Officer)

/s/ Douglas Johnston	Chief Financial Officer	January 7, 2025
Douglas Johnston	(Principal Financial Officer and
Principal Accounting Officer)

/s/ Michael Chancellor	Chief Medical Officer and Director	January 7, 2025
Michael Chancellor

/s/ Byong (Christopher) Kim	Director	January 7, 2025
Byong (Christopher) Kim

/s/ Ryan Pruchnic	Director	January 7, 2025
Ryan Pruchnic

/s/ Naoki Yoshimura	Director	January 7, 2025
Naoki Yoshimura

/s/ Lori Birder	Director	January 7, 2025
Lori Birder

/s/ Daniel Cohen	Director	January 7, 2025
Daniel Cohen

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1(i)(a) to the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2023).
4.2	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1(i)(b) to the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2023).
4.3	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1(i) to the Company’s Current Report on Form 8-K filed with the SEC on November 7, 2024).
4.4	Certificate of Designation of Preferences, Rights and Limitations of Series B Non-Voting Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 30, 2024).
4.5	Certificate of Correction to the Designation of Preferences, Rights and Limitations of Series B Non-Voting Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 30, 2024).
4.6	Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 30, 2024).
4.7	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1(ii) to the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2023).
4.8	Description of the Company’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2023).
4.9	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 30, 2024).
5.1*	Opinion of Sullivan & Worcester LLP
23.1*	Consent of Urish Popeck & Co., LLC, Independent Registered Public Accounting Firm
23.2*	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this registration statement)
107*	Filing Fee Table

*	Filed herewith.